EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Merisel, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-44595, 333-44605 and 033-63021) of Merisel, Inc. of our report dated April 13, 2007, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
New York, NY

April 17, 2007